Exhibit 4.4

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH APPLICABLE LAWS.

AMENDED AND RESTATED WARRANT TO PURCHASE STOCK

Corporation: Number of Shares: Class of Stock: Initial Exercise Price: Issue Date: Expiration Date:	PEREGRINE SEMICONDUCTOR CORPORATION 525,000 Common Stock $0.001 per share July 6, 2006 July 6, 2013, subject to Section 4.1

THIS WARRANT CERTIFIES THAT, in consideration of the payment of $1.00 and for other good and valuable consideration, ESCALATE CAPITAL I, L.P. or its assignee (“Holder”) is entitled to purchase the number of fully paid and nonassessable shares of the class of securities (the “Shares”) of the corporation (the “Company”) at the initial exercise price per Share (the “Warrant Price”) all as set forth above and as adjusted pursuant to Article 2 of this warrant, subject to the provisions and upon the terms and conditions set forth in this warrant.

ARTICLE 1. EXERCISE.

1.1 Method of Exercise. Holder may exercise this warrant only as set forth in Section 1.2.

1.2 Exchange Right. Holder may from time to time exchange this warrant, in whole or in part, for a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this warrant minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share. The fair market value of the Shares shall be determined pursuant to Section 1.3.

1.3 Fair Market Value. For purposes of Section 1.2, fair market value shall be determined as follows:

(a) If Holder elects to exchange this Warrant in connection with the Company’s initial public offering and if the Company’s registration statement relating to such offering has been declared effective by the Securities and Exchange Commission (the “SEC”), the fair market value of the Shares shall be the initial price to the public of the Shares (or the Company’s stock into which the Shares are convertible) specified in the final prospectus with respect to such offering (the “IPO”).

(b) If the Shares are traded regularly in a public market, the fair market value of the Shares shall be the closing price of the Shares (or the closing price of the Company’s stock into which the Shares are convertible) reported for the business day immediately prior to the date Holder delivers its Notice of Exercise or Exchange to the Company.

(c) In all other cases, the Board of Directors of the Company in its reasonable good faith judgment shall determine the fair market value of the Shares (or the Company’s stock into which the Shares are convertible) at the close of business on the business day immediately prior to the date Holder delivers its Notice of Exercise or Exchange to the Company. If Holder advises the Board of Directors in writing that Holder disagrees with such determination, then the Holder shall promptly select three independent, nationally recognized investment banking firms and the Company shall select one such firm to determine fair market value. If the fair market value as determined by such investment banking firm is greater than that determined by the Board of Directors, then all fees and expenses of such investment banking firm shall be paid by the Company. In all other circumstances, such fees and expenses shall be paid by Holder.

1.4 Delivery of Certificate and New Warrant. Promptly after Holder exercises or exchanges this warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this warrant has not been fully exercised or exchanged and has not expired, a new warrant representing the Shares not so acquired.

1.5 Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this warrant and, in the case of loss, theft or destruction, on delivery of an affidavit of loss and indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this warrant, the Company at its expense shall execute and deliver, in lieu of this warrant, a new warrant of like tenor.

ARTICLE 2. ADJUSTMENTS TO THE SHARES.

2.1 Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on its common stock payable in common stock or other securities, subdivides the outstanding common stock into a greater amount of common stock, then upon exercise or exchange of this warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.

2.2 Reclassification, Exchange or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this warrant, Holder shall be entitled to receive, upon exercise or exchange of this warrant, the number and kind of securities and property that Holder would have received for the Shares if this warrant had been exercised or exchanged immediately before such reclassification, exchange, substitution, or other event. The Company or its successor shall promptly issue to Holder a new warrant for such new securities or other property. The new warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3 Adjustments for Combinations, Etc. If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased.

2.4 Certificate as to Adjustments. Upon each adjustment of the Warrant Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

ARTICLE 3. REPRESENTATIONS AND COVENANTS.

3.1 Representations and Warranties of the Company. The Company hereby represents and warrants to the Holder as follows:

(a) All Shares which may be issued upon the exercise or exchange of this warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

(b) The Company’s capitalization table attached to this warrant is true and complete as of November 17, 2010.

3.2 Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon its common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of common stock; or (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up, then, in connection with each such event, the Company shall give Holder (1) at least 10 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of common stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above; and (2) in the case of the matters referred to in (c) and (d) above at least 10 days prior written notice of the date when the same will take place (and specifying the date on which the holders of common stock will be entitled to exchange their common stock for securities or other property deliverable upon the occurrence of such event).

3.3 Information Rights. So long as the Holder holds this warrant and/or any of the Shares, the Company shall deliver to the Holder (a) promptly after mailing, copies of all communiques to the shareholders of the Company, (b) within 150 days after the end of each fiscal year of the Company, the annual audited financial statements of the Company certified by independent public accountants of recognized standing and (c) within 45 days after the end of each of the first three quarters of each fiscal year, the Company’s quarterly, unaudited financial statements.

3.4 Reservation of Shares. The Company shall at all times reserve and keep available out of its authorized but unissued capital stock, solely for the purpose of issuance upon the exercise or exchange of this warrant, the maximum number of Shares issuable upon exercise of this warrant (and shares issuable, directly or indirectly, upon conversion of the Shares, if any).

3.5 Purchase for Own Account. This Warrant and the securities to be acquired upon exercise of this Warrant by the Holder will be acquired for investment for the Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act. Holder also represents that the Holder has not been formed for the specific purpose of acquiring this Warrant or the Shares.

3.6 Disclosure of Information. The Holder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. The Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to request additional information necessary to verify any information furnished to the Holder or to which the Holder has access.

3.7 Investment Experience. The Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. The Holder has experience as an investor in securities of companies in the development stage and acknowledges that the Holder can bear the economic risk of such

Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that the Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables the Holder to be aware of the character, business acumen and financial circumstances of such persons.

3.8 Accredited Investor Status. The Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

3.9 The Act. The Holder understands that this Warrant and the Shares issuable upon exercise or conversion hereof have not been registered un the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein. The Holder understands that this Warrant and the Shares issued upon any exercise or conversion hereof must be held indefinitely unless subsequently registered under the 1933 Act and qualified under applicable state securities laws, or unless one or more exemptions from such registration and qualification are otherwise available.

ARTICLE 4. MISCELLANEOUS.

4.1 Term. This warrant is exercisable in whole or in part, at any time and from time to time on or before the earlier of (i) the Expiration Date set forth above, (ii) the later of June 30, 2007 or the Sell Date (as defined below), or (iii) the Company’s Merger (as defined below). If this warrant has not been exercised prior to the Expiration Date set forth above, this warrant shall be deemed to have been automatically exchanged on the Expiration Date set forth above for shares pursuant to Section 1.2. As used herein, “Sell Date” shall mean the date on which the Holder is no longer bound by the Market Standoff Period or any other lockup period imposed upon Holder in connection with the Company’s IPO. As used herein, “Merger” shall mean the Company’s sale of all or substantially all of its assets or the acquisition of the Company by another entity by means of merger or consolidation resulting in the exchange of the outstanding shares of the Company for securities or consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary, unless the stockholders of the Company immediately prior thereto hold at least 50% of the voting power of the surviving corporation in such a transaction.

4.2 Legends. This warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH APPLICABLE LAWS.

4.3 Compliance with Securities Laws on Transfer. This warrant and the Shares issuable upon exercise of this warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably acceptable to the Company, as reasonably requested by the Company).

4.4 Transfer Procedure. Subject to the provisions of Section 4.3, Holder may transfer all or part of this warrant or the Shares issuable upon exercise of this warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) by giving the Company notice of the portion of the warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this warrant to the Company for reissuance to the transferee(s) (and Holder, if applicable); provided, however, that Holder may transfer all or part of this warrant to its affiliates at any time without notice to the Company, and such affiliate shall then be entitled to all the rights of Holder under this warrant and any related agreements, and the Company shall cooperate fully in ensuring that any stock issued upon exercise of this warrant is issued in the name of the affiliate that exercises the warrant. The terms and conditions of this warrant shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective permitted successors and assigns.

4.5 Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such Holder from time to time. All notices to the Holder shall be addressed as follows:

Escalate Capital I, L.P.
Attn:
2400 Sand Hill Road
Menlo Park, CA 94025

4.6 Waiver. This warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

4.7 Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

4.8 Governing Law. This warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

4.9 Lock-up. Holder and transferee, if any, hereby agrees that, in connection with the Company’s IPO, if so requested by the Company or any representative of the underwriters (the “Managing Underwriter”), such Holder or transferee shall not sell or otherwise transfer any securities of the Company during the period specified by the Company’s Board of Directors at the request of the Managing Underwriter (the “Market Standoff Period”), with such period not to exceed 180 days following the effective date of the registration statement of the Company filed under the Securities Act; provided, however, that such 180 day period may be extended to the extent necessary to permit any Managing Underwriter to comply with NASD Rule 2711(f)(4). The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period. Notwithstanding the foregoing or anything to the contrary contained herein Holder shall not be bound by any lockup period or Market Standoff Period or otherwise obligated to comply with this Section 4.9 if to do so would impose on Holder any lockup period, Market Standoff Period or other restriction any less favorable to the Holder than the lockup period, Market Standoff Period or other similar restriction imposed upon each officer and director of the Company and each holder of at least 1% of the outstanding common stock of the Company (on a fully-diluted basis).

The Company has caused this warrant to be duly executed and delivered as of the Issue Date specified above.

PEREGRINE SEMICONDUCTOR CORPORATION

By:	/s/ Jay C. Biskupski

Name:	Jay C. Biskupski

Title:	Chief Financial Officer

APPENDIX 1

NOTICE OF EXERCISE

1. The undersigned hereby elects to (check applicable blank below):

exchange the attached warrant for Shares in the manner specified in the warrant. This exchange is exercised with respect to of the Shares covered by the warrant.

2. Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

Escalate Capital I, L.P.

Attn:

2400 Sand Hill Road

Menlo Park, CA 94025

Or Registered Assignee

3. The undersigned represents it is acquiring the Shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

Escalate Capital I, L.P. or Registered Assignee

(Signature)

(Date)